As filed with the U.S. Securities and Exchange Commission on July 8, 2015

Registration No. 333- [·]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

RenovaCare, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	98-0170247
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

RenovaCare, Inc.

430 Park Avenue, Suite 702

New York, NY 10022

(Address of Principal Executive Offices)

2013 Long-Term Incentive Plan

(Full title of the plan)

RenovaCare, Inc.

430 Park Avenue, Suite 702

New York, NY 10022

(Name and address of agent for service)

(800) 755-5815

(Telephone number, including area Code, of agent for service)

Copy to:

Joseph Sierchio, Esq.

Sierchio & Company, LLP

430 Park Avenue

7th Floor

New York, New York 10022

Telephone: (212) 246-3030

Facsimile: (212) 246-3039

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

Common Stock, par value $0.0001 per share	40,000	(2)	$0.65		$26,000
Common Stock, par value $0.0001 per share	40,000	(3)	$0.75		$30,000
Common Stock, par value $0.0001 per share	50,000	(4)	$1.05		$52,500
Common Stock, par value $0.0001 per share	5,000	(5)	$1.05		$5,250
Common Stock, par value $0.0001 per share	40,000	(6)	$0.80		$32,000
Common Stock, par value $0.0001 per share	10,000	(7)	$0.80		$8,000
Common Stock, par value $0.0001 per share	7,500	(8)	$1.43		$10,725
Common Stock, par value $0.0001 per share	7,500	(9)	$1.25		$9,375
Common Stock, par value $0.0001 per share	7,500	(10)	$1.34		$10,050
Common Stock, par value $0.0001 per share	19,792,500	(11)	$1.58	(12)	$31,272,150	(13)
Total	20,000,000				$31,456,050		$3,655.19	(14)

___________

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers such indeterminate number of additional shares of common stock that may be offered pursuant to the anti-dilution provisions set forth in the 2013 Long-Term Incentive Plan (the "2013 Plan").

(2) Represents shares of common stock reserved for issuance upon exercise of stock options granted under the 2013 Plan to Dr. Kenneth Kirkland and Mr. Joseph Sierchio, members of RenovaCare, Inc.'s (the "Company") Board of Directors, on August 1, 2013.

(3) Represents shares of common stock reserved for issuance upon exercise of stock options granted under the 2013 Plan to Thomas Bold, the Company's President & Chief Executive Officer, on December 1, 2013.

(4) Represents shares of common stock reserved for issuance upon exercise of stock options granted under the 2013 Plan to Patsy Trisler, the Company's Vice President – Clinical & Regulatory Affairs, on April 1, 2014.

2

(5) Represents shares of common stock reserved for issuance upon exercise of stock options granted under the 2013 Plan to Andrew Danielson, the Company Director of Business Development on April 17, 2014.

(6) Represents shares of common stock reserved for issuance upon exercise of stock options granted under the 2013 Plan to Dr. Kenneth Kirkland and Mr. Joseph Sierchio, members of the Company's Board of Directors, on August 14, 2014.

(7) Represents shares of common stock reserved for issuance upon exercise of stock options granted under the 2013 Plan to Rhonda Rosen, the Company's Chief Financial Officer, on August 14, 2014.

(8) Represents shares of common stock reserved for issuance upon exercise of stock options granted under the 2013 Plan to Patricia Riley, a member of the Company's Advisory Board, on May 29, 2015.

(9) Represents shares of common stock reserved for issuance upon exercise of stock options granted under the 2013 Plan to Dr. Steven Wang, a member of the Company's Advisory Board, on June 15, 2015.

(10) Represents shares of common stock reserved for issuance upon exercise of stock options granted under the 2013 Plan to Dr. Richard Simman, a member of the Company's Advisory Board, on July 1, 2015.

(11) Represents shares of common stock reserved for issuance to certain employees, non-employee members of the Company's Board of Directors, Advisory Board and consultants of the Company upon the exercise of stock options and grant of stock awards that may be granted under the 2013 Plan.

(12) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act on the basis of the average of the bid and asked price on the OTC Markets Group Inc. QB tier (the "OTCQB") on July7, 2015.

(13) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and aggregate offering price are based upon the specified exercise price per share with respect to such securities and have been calculated in accordance with Rule 457(c) under the Securities Act.

(14) Paid herewith.

3

EXPLANATORY NOTE

This Registration Statement includes a reoffer prospectus in Part I (the "Reoffer Prospectus"), which has been prepared in accordance with General Instruction C of Form S-8 and the requirements of Part I of Form S-3, and may be used for re-offers of shares of common stock (acquired or to be acquired pursuant to awards granted under the 2013 Plan) that are defined as "control securities" or "restricted securities" under General Instruction C of Form S-8.

The names of persons selling shares under the Reoffer Prospectus and the amount of such shares are set forth below under the caption "Selling Stockholders" to the extent we presently have such information. However, other affiliate selling stockholders may elect to sell shares under the Reoffer Prospectus as they receive them from time to time in the future in which case, as their names and amounts of shares to be reoffered become known, we will supplement the Reoffer Prospectus with that information. In addition, as permitted by General Instruction C of Form S-8, certain non-affiliates holding less than the lesser of 1,000 shares or 1% of our common stock issuable under the 2013 Plan may resell restricted securities issued under the 2013 Plan up to that amount under the Re-offer Prospectus without being named therein. Any securities covered by the Reoffer Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Reoffer Prospectus.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be sent or given to participants in the 2013 Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the United States Securities and Exchange Commission (the "SEC") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in this Section 10(a) prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

RenovaCare, Inc.

430 Park Avenue

Suite 702

New York, New York 10022

Attention: Investor Relations

4

REOFFER PROSPECTUS

RENOVACARE, INC.

125,000 Shares of Common Stock

This Reoffer Prospectus relates to the sale of up 125,000 shares of our common stock, par value $0.00001 per share, that may be offered and resold from time to time by existing selling stockholders (the "Selling Stockholders") identified in this Reoffer Prospectus for his own account issuable pursuant to the Company's 2013 Plan. It is anticipated that the selling stockholders will offer common stock for sale at prevailing prices on the OTCQB on the date of sale. We will receive no part of the proceeds from sales made under this Reoffer Prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred in connection with the registration and offering of the shares will be borne by the Company.

The shares of common stock will be issued pursuant to awards granted under our 2013 Plan. This Reoffer Prospectus has been prepared for the purposes of registering the common stock under the Securities Act to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

Our common stock is quoted on OTCQB under the symbol "RCAR." The closing sale price for our common stock on July 7, 2015, was $1.75 per share.

Investing in our common stock involves risks. See "Risk Factors" on page 4 of this Reoffer Prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is July 8, 2015

5

RENOVACARE, INC.

TABLE OF CONTENTS

PAGE #
PROSPECTUS SUMMARY	7
THE OFFERING	8
RISK FACTORS	9
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	23
DETERMINATION OF OFFERING PRICE	23
USE OF PROCEEDS	23
SELLING STOCKHOLDERS	23
PLAN OF DISTRIBUTION	25
LEGAL MATTERS	27
EXPERTS	28
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	28
WHERE YOU CAN FIND ADDITIONAL INFORMATION	28

You should rely only on the information contained in this Reoffer Prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this Reoffer Prospectus or incorporated by reference herein is accurate only on the date of this Reoffer Prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This Reoffer Prospectus is not an offer to sell, nor is it an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

6

PROSPECTUS SUMMARY

This summary highlights certain information that we present more fully in the rest of this Reoffer Prospectus. This summary does not contain all of the information you should consider before investing in the securities offered pursuant to this Reoffer Prospectus. You should read the entire prospectus carefully, including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes, before making an investment decision.

Except where the context otherwise requires and for purposes of this Reoffer Prospectus only, "we," "us," "our," "Company," "our Company," and "RenovaCare" refer to RenovaCare, Inc., a Nevada corporation, and its consolidated subsidiaries.

Our Company

We were incorporated under the laws of the State of Utah on July 14, 1983, under the name "Far West Gold, Inc." On May 9, 1996, our stockholders authorized a name change to "Far West Resources, Inc." On June 30, 1997, the stockholders authorized a name change to "American Alliance Corporation" and authorized a change in the state of domicile from Utah to Nevada. On May 20, 1999, we changed our name to "WhatsOnline.Com, Inc.," effective as of August 3, 2000, we changed our name to Entheos Technologies, Inc. and effective as of January 5, 2011, we changed our name to Janus Resources, Inc. On January 7, 2014, we filed a Certificate of Amendment to Articles of Incorporation changing our name from "Janus Resources, Inc." to "RenovaCare, Inc." so as to more fully reflect our operations. We have an authorized capital of 500,000,000 shares of common stock, par value $0.00001 of which 67,585,122 shares are outstanding as of the date of this Reoffer Prospectus, and 10,000,000 shares of $0.0001 par value preferred stock, of which none are outstanding.

Description of Business

We are a development-stage company focusing on the acquisition, research, development and, if warranted, commercialization of autologous (using a patient's own cells) cellular therapies that can be used for medical and aesthetic applications. On July 12, 2013, we, through our wholly owned subsidiary, RenovaCare Sciences Corp., completed the acquisition of our flagship technology (the "SkinGunTM"), which has been shown in early human clinical use in the U.S. to naturally regenerate and heal skin for burn victims, along with the associated U.S. and foreign patents and patent applications. The development of our SkinGunTM is in the early stage and we anticipate that we will be required to expend significant time and resources to further develop our technology and determine whether a commercially viable product can be developed. Research and development of new technologies involves a high degree of risk and there is no assurance that our development activities will result in a commercially viable product. The long-term profitability of our operations will be, in part, directly related to the cost and success of our development programs, which may be affected by a number of factors.

The average adult human has a skin surface area of between 16 - 21 square feet, which protects all other organs against the external environment. When a person's skin is assailed by trauma or exposed to extreme heat, the skin's various layers may be destroyed and depending on the severity of the injury, might cause life-threatening conditions. Currently, severe trauma to the skin, such as second or third degree burns, requires surgical mesh-grafting of skin, whereby healthy skin is removed from one area of the patient's body (a "donor site") and implanted on the damaged area.

7

While mesh grafting is often the method of choice, there are significant deficiencies with this method. The surgical procedure to remove healthy skin from the donor site can be painful and leaves the patient with a new wound that must also be attended to. In many instances the aesthetic results are not satisfying, as the color of the skin from the donor site may not match the skin color of the damaged skin. Additionally, the size of the donor skin removed must be substantially equal in size to the damaged skin area. These donor and injury sites can take weeks to heal, requiring expensive hospital stays, ongoing wound dressing management, and in some cases, complex anti-infection strategies.

We are currently evaluating the efficacy and potential of our SkinGunTM, in combination with our unique cell isolation method, in the treatment of tissue that has been subject to severe trauma such as second degree burns. In small scale clinical studies, the SkinGunTM and cell isolation methodology have shown the ability to regenerate human skin. The SkinGunTM utilizes the patient's own skin stem cells, reduces the size of the donor site, and has shown to significantly decrease scarring. Furthermore, we believe the SkinGunTM could enable treatment of other skin disorders with minimal scarring.

Corporate Information

Our corporate headquarters is located at 430 Park Avenue, Suite 702, New York, New York 10022. Our telephone number is (800) 755-5815. Our website is www.renovacareinc.com. Information contained on our web site (or any other website) does not constitute part of this prospectus.

Risk Factors

Our business operations are subject to numerous risks, including the risk of delays in, or discontinuation of, our research and development due to lack of financing, poor results, inability to commercialize our technologies or to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section titled "Risk Factors" beginning on page 4 of this Reoffer Prospectus.

THE OFFERING

By this Reoffer Prospectus, the Selling Stockholders are offering up to 125,000 shares of our common stock, which are issuable pursuant to the 2013 Plan. The Selling Stockholders are not required to sell their shares, and any sales of common stock by the Selling Stockholders are entirely at the discretion of the Selling Stockholders. We will receive no proceeds from the sale of the shares of common stock in this offering.

Securities Being Registered:	125,000 shares of common stock, par value $0.00001
Shares Outstanding Prior to Completion of the Offering:	67,585,122
OTCQB Symbol:	RCAR
Transfer Agent:	Worldwide Stock Transfer, LLC, One University Plaza, Suite 505, Hackensack, NJ 07601.
Risk Factors:

Our business operations are subject to numerous risks, including the risk of delays in, or discontinuation of, our research and development due to lack of financing, poor results, inability to commercialize our technologies or to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. Because we are an early stage company with a limited history of operations, we are also subject to many risks associated with early-stage companies. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section titled "Risk Factors" of this Reoffer Prospectus.

Use of Proceeds:

We will not receive any proceeds from the sale of the shares of common stock registered pursuant to this Reoffer Prospectus. To the extent that we receive any funds from the exercise of options issued to the Selling Stockholders, such funds will be used to fund the research and development of the SkinGunTM, and for working capital and general corporate purposes.

8

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before purchasing any shares. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment. You should acquire the shares only if you can afford to lose your entire investment. You should also refer to the other information contained in this Reoffer Prospectus, including our financial statements and the notes to those statements, and the information set forth under the caption "Cautionary Note Regarding Forward-Looking Statements." The risks described below and contained in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related To Our Business

We have experienced significant losses, have not generated any revenues and expect losses to continue for the foreseeable future.

We are a development-stage company. We do not have any commercialized products and have not generated any revenue since inception and do not expect to generate any revenue for the foreseeable future. We had a net loss from continuing operations of $2,131,396 and $628,545 for our fiscal years ended December 31, 2014 and 2013, respectively, and we have incurred a cumulative deficit of $7.7 million through December 31, 2014 and $7.9 million through March 31, 2015. We anticipate incurring losses through at least December 31, 2015.

We may require additional financing to expand, accelerate or sustain our current level of operations beyond our current fiscal year, and failure to obtain such financing would have a material adverse effect on our business, operating results, financial condition and prospects.

As of March 31, 2015, we had cash and cash equivalents of $370,646. We anticipate that we will remain engaged in research and product development activities through at least December 31, 2015. Based upon our current level of operations and expenditures, we believe that absent any modification or expansion of our existing research, development and testing activities, cash on hand should be sufficient to enable us to continue operations through December 31, 2015. There is no assurance that we will be able to generate revenue and achieve profitability or secure additional financing once our current cash balance is depleted. Any significant expansion in scope or acceleration in timing of our current research and development activities, or commencement of any marketing and sales activities, will require additional funds.

9

If adequate funds, including proceeds, if any, from this offering are not available on reasonable terms or at all, it would result in a material adverse effect on our business, operating results, financial condition and prospects. In particular, we may be required to delay, reduce the scope of or terminate one or more of our research programs, sell rights to our SkinGunTM or other technologies or products based upon such technologies, or license the rights to such technologies or products on terms that are less favorable to us than might otherwise be available. If we raise additional funds by issuing equity or debt securities, further dilution to stockholders may result and new investors could have rights superior to existing stockholders.

Even if financing is available to us, because we cannot currently estimate the amount of funds or time required to commercialize our technologies, we may secure less funding than is actually required to effectuate our business plan.

We cannot accurately predict the amount of funding or the time required to successfully commercialize our SkinGunTM, or any products derived therefrom. The actual cost and time required to commercialize this technology may vary significantly depending on, among other things, the results of our research and development efforts, the cost of developing, acquiring, or licensing various enabling technologies, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing claims with respect to patents, the regulatory approval process and manufacturing, marketing and other costs associated with commercialization of these technologies. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business plan.

The success of our research and development activities is uncertain. If such efforts are not successful, we will be unable to generate revenues from our operations and we may have to cease doing business.

Commercialization of our SkinGunTM will require significant further research, development and testing as we must ascertain whether the SkinGunTM can form the basis for a commercially viable technology or product. If our research and development fails to prove commercial viability of the SkinGunTM, we may need to abandon our business model and/or cease doing business, in which case our shares may have no value and you may lose your investment. We anticipate we will remain engaged in research and development, through at least December 2015.

We may not be eligible to receive certain grants because of our foreign ownership.

In order to fund the ongoing research and development of our SkinGunTM we may apply for grants. In order to be eligible to receive certain of these grants, particularly those administered by the U.S. federal government, at least 50% of the outstanding shares of a company must be owned by residents of the U.S. Because our majority shareholder is not a U.S. resident, we may not be eligible to receive such grants.

The development of our SkinGunTM is subject to the risks of failure inherent in the development of any novel technology.

10

Ultimately, the development and commercialization of our SkinGunTM is subject to a number of risks that are particular to the development and commercialization of any novel technology. These risks include, but are not limited to, the following:

•	we may fail to develop, acquire, or license various enabling technologies that may be integral to the commercialization of the Cell SkinGunTM (or any derivatives);
•	the SkinGunTM may ultimately prove to be ineffective, unsafe or otherwise fail to receive necessary regulatory approvals;
•	the SkinGunTM (or any derivatives), even if safe and effective, may be difficult to manufacture on a large scale or uneconomical to market;
•	our marketing license or proprietary rights to products derived from the SkinGunTM may not be sufficient to protect our products from competitors;
•	the proprietary rights of third parties may preclude us or our collaborators from making, using or marketing products utilizing the SkinGunTM; or,
•	third parties may market superior, more effective, or less expensive technologies or products having comparable results to the SkinGunTM (or any derivatives).

If we fail to manage our growth effectively, our business could be disrupted.

Our future financial performance and ability to successfully commercialize our products, of which there is no guarantee, and to compete effectively will depend, in part, on our ability to manage any future growth effectively. We expect to make significant investments to enable our future growth through, among other things, new product development, clinical trials for new indications and expansion of our marketing and sales infrastructure. Any failure to manage future growth effectively could have a material adverse effect on our business and results of operations.

We could be subject to product liability lawsuits, which could result in costly and time-consuming litigation and significant liabilities.

The development of medical device products, such as our SkinGunTM, involves an inherent risk of product liability claims and associated adverse publicity. Any products we may develop may be found to be harmful or to contain harmful substances. This exposes us to substantial risk of litigation and liability or may force us to discontinue production of certain products. There can be no assurance that we will be able to obtain or maintain insurance on reasonable terms or to otherwise protect ourselves against potential product liability claims that could impede or prevent commercialization of any products we may develop and commercialize. Furthermore, a product liability claim could damage our reputation, whether or not such claims are covered by insurance or are with or without merit. A product liability claim against us or the withdrawal of a product from the market could have a material adverse effect on our business or financial condition. Furthermore, product liability lawsuits, regardless of their success, would likely be time consuming and expensive to resolve and would divert management's time and attention, which could seriously harm our business.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how.

We rely on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors, scientific advisors and third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information.

11

We have limited control over the protection of trade secrets used by our suppliers and service providers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, scientific advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our and relevant third parties' proprietary rights, failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position and if third parties are able to establish that we are using their proprietary information without their permission, we may be required to obtain a license to that information, or if such a license is not available, re-design our products to avoid any such unauthorized use or temporarily delay or permanently stop manufacturing or sales of the affected products. Furthermore, laws regarding trade secret rights in certain markets where we may operate may afford little or no protection to our trade secrets.

In seeking to acquire or develop technologies, we are operating in highly competitive markets and our competitors enjoy numerous competitive advantages over us.

Our commercial success will depend on our ability to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, customer compliance, price, marketing and distribution. Our competitors may succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive. The skin care and wound care industry is characterized by intense competition, rapid product development and technological change. Most of the competition that we encounter is expected to come from companies, research institutions and universities who are researching and developing technologies and products similar to or competitive with any we may develop.

These companies enjoy numerous competitive advantages, including:

•	significantly greater name recognition;
•	established relations with customers;
•	established distribution networks;
•	more advanced technologies and product development;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products;
•	greater financial and human resources for product development, sales and marketing, and
•	the ability to endure potentially prolonged patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

To the extent we are able to develop and commercialize products based upon or derived from our SkinGunTMand underlying technology, if such products do not gain market acceptance, we may not achieve sales and market share.

12

Even if we are able to develop and commercialize one or more products based upon or derived from the SkinGunTM and underlying technology, of which there is no guarantee, the development of a successful market for our products may be adversely affected by a number of factors, some of which are beyond our control, including:

•	customer acceptance of our products;
•	obtaining third-party coverage or reimbursement for our products;
•	performance and reliability of our products as compared with other alternative products;
•	the ability to offer our products for sale at an attractive value and the willingness of physicians to administer our products and their acceptance as part of the medical department routine;
•	the prevalence and severity of any side effects;
•	the efficacy, potential advantages and timing of introduction to the market of alternative treatments; and
•	our failure to develop and maintain successful relationships with health care professionals, manufacturers, distributors, and other resellers, as well as strategic partners.

Failure to achieve market acceptance for any of our products, if and when they are approved for commercial sale, will have a material adverse effect on our business, financial condition and results of operations.

We may be unsuccessful in commercializing our products due to unfavorable pricing regulations, third-party coverage and reimbursement policies or healthcare reform initiatives.

We cannot predict the pricing and reimbursement of any products we may develop and commercialize. The regulations that govern marketing approvals, pricing and reimbursement for new products vary widely from country to country. In some foreign jurisdictions, including the European Union, the pricing of medical devices and treatments is subject to governmental control. In these jurisdictions, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product candidate.

As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenue we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in any products we may develop and commercialize, even after obtaining regulatory approval.

Additionally, we cannot be sure that reimbursement will be available for any products we may develop and commercialize, or if reimbursement is available, what the level of reimbursement will be. Reimbursement may affect the demand for, or the price of, any product for which we obtain marketing approval. Obtaining reimbursement for any products we may develop and commercialize may be particularly difficult because of the higher prices often associated with products administered under the supervision of a physician. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize any products that we successfully develop. Eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers our costs. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Payment rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower cost products that are already reimbursed and may be incorporated into existing payments for other services.

13

Clinical medical device development is a lengthy and expensive process, with an uncertain outcome.

We intend to develop and commercialize pipeline products based on our SkinGunTM and underlying technology. However, before obtaining regulatory approval for the sale of for any products we may develop and commercialize, we must conduct, at our own expense, clinical studies to demonstrate that the products are safe and effective.

Preclinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process. Even if preclinical or clinical trials are successful, we still may be unable to commercialize the product, as success in preclinical trials, early clinical trials, or previous clinical trials, does not ensure commercial acceptance.

Similar or other events could delay or prevent our ability to complete necessary clinical trials for our pipeline products, including:

•	regulators may not authorize us to conduct a clinical trial within a country or at a prospective trial site or may change the design of a study;
•	delays may occur in reaching agreement on acceptable clinical trial terms with regulatory authorities or prospective sites, or obtaining institutional review board approval;
•	our preclinical tests or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional trials or to abandon strategic projects;
•

the number of patients required for our clinical trials may be larger than we anticipate, enrollment in our clinical trials may be slower or more difficult than we expect, or patients may not participate in necessary follow-up visits to obtain required data, any of which would result in significant delays in our clinical testing process;

•	our third-party contractors, such as a research institution, may fail to comply with regulatory requirements or meet their contractual obligations to us;
•

we may be forced to suspend or terminate our clinical trials if the participants are being exposed, or are thought to be exposed, to unacceptable health risks or if any participant experiences an unexpected serious adverse event;

•	regulators or institutional review boards may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;
•

undetected or concealed fraudulent activity by a clinical researcher, if discovered, could preclude the submission of clinical data prepared by that researcher, lead to the suspension or substantive scientific review of one or more of our marketing applications by regulatory agencies, and result in the recall of any approved product distributed pursuant to data determined to be fraudulent;

•	the cost of our clinical trials may be significantly greater than we anticipate;
•

an audit of preclinical or clinical studies by regulatory authorities may reveal noncompliance with applicable protocols or regulations, which could lead to disqualification of the results and the need to perform additional studies; and

•	delays may occur in obtaining our clinical materials.

Moreover, we do not know whether preclinical tests or clinical trials will begin or be completed as planned or will need to be restructured. Significant delays could also shorten the patent protection period during which we may have the exclusive right to commercialize our products or could allow our competitors to bring products to the market before we do, impairing our ability to commercialize our products.

14

Development and commercialization of any products requires successful completion of the regulatory approval process, and may suffer delays or fail.

In the U.S., as well as other jurisdictions, we will be required to apply for and receive marketing authorization before we can market our products. This process can be time consuming and complicated and may result in unanticipated delays. To secure marketing authorization, an applicant generally is required to submit an application that includes the data supporting preclinical and clinical safety and efficacy as well as detailed information on the manufacturing and control of the product, proposed labeling and other additional information. Before marketing authorization is granted, regulatory authorities generally require the inspection of the manufacturing facility or facilities and quality systems (including those of third parties) at which the product candidate is manufactured and tested, as well as potential audits of the non-clinical and clinical trial sites that generated the data cited in the marketing authorization application.

We cannot predict how long the applicable regulatory authority or agency will take to grant marketing authorization or whether any such authorizations will ultimately be granted. Regulatory agencies, including the Food and Drug Administration (the "FDA"), have substantial discretion in the approval process, and the approval process and the requirements governing clinical trials vary from country to country. The policies of the FDA or other regulatory authorities may change or may not be explicit, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of any products we may develop and commercialize. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S., Europe or elsewhere. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

Additionally, any regulatory approval that we receive may also contain requirements for potentially costly post-marketing testing and surveillance to monitor the safety and efficacy of the product candidate. Once a product is approved, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submission of safety and other post-marketing information and reports, registration and continued compliance with good manufacturing practices for any clinical trials that we conduct post-approval.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. Results of our trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval for our product candidates for any or all targeted indications. Any related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

15

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw approvals of such product;
•	regulatory authorities may require additional warnings on the label;
•	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;
•	we could be sued and held liable for harm caused to patients; and
•	our reputation may suffer.

We may be subject to product liability claims and we do not currently maintain product liability insurance.

The manufacture and sale of medical devices and other therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. If we manage to commercialize the SkinGunTM or its underlying technology we may become subject to product liability claims or liabilities in the future, including if patients die, or suffer some other serious adverse effect whether or not such patients were predisposed to adverse outcomes.

Any product liability claims could have a material negative effect on the market acceptance and sales of our products. We currently do not maintain any product liability insurance. We do not know if we will be able to obtain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. This type of insurance is expensive and may not be available on acceptable terms or at all. If we are unable to obtain or maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to continue to develop or commercialize our products or any product candidates that may receive regulatory approval in the future. A successful product liability claim brought against us in excess of our insurance coverage, if any, may require us to make substantial payments. This could adversely affect our cash position and results of operations and could increase the volatility of our stock price.

Obtaining and maintaining regulatory approval for a product candidate in one jurisdiction does not mean that we will be successful in obtaining regulatory approval for that product candidate in other jurisdictions.

Obtaining and maintaining regulatory approval for a product candidate in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval for a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the U.S., including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the U.S., a drug candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

16

We may fail to obtain regulatory approval for our product candidates.

Our potential product candidates could fail to receive regulatory approval for many reasons, including one or more of the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials or the validation of our caregiver and patient reported outcome instruments;
•	we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for any of its proposed indications;
•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;
•	we may be unable to demonstrate that a product candidate's clinical and other benefits outweigh its safety risks;
•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;
•

the data collected from clinical trials of our SkinGunTM and its underlying technology may not be sufficient to satisfy the FDA or comparable foreign regulatory authorities to support our submission or to obtain regulatory approval in the U.S. or elsewhere;

•

the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the U.S., there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the Health Care Reform Law, was passed, which substantially changes the way health care is financed by both governmental and private insurers, and significantly impacts the U.S. healthcare industry. The Health Care Reform Law, among other things, (i) subjects biologic products to potential competition by lower-cost biosimilars, (ii) addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected, (iii) increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, (iv) establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and (v) promotes a new Medicare Part D coverage gap discount program.

In addition, other legislative changes have been proposed and adopted in the U.S. since the Health Care Reform Law was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation's automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, or the ATRA, which, among other things, delayed for another two months the budget cuts mandated by these sequestration provisions of the Budget Control Act of 2011. On March 1, 2013, the President signed an executive order implementing sequestration, and on April 1, 2013, the 2% Medicare payment reductions went into effect. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

17

We are subject to extensive environmental, health and safety, and other laws and regulations.

Although our business involves the controlled use of biological materials, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident, spill or release of any such chemicals or substances occurs, we could be held liable for resulting damages, including for investigation, remediation and monitoring of the contamination, including natural resource damages, the costs of which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures. Additional or more stringent laws and regulations affecting our operations may be adopted in the future. We may incur substantial capital costs and operating expenses and may be required to obtain consents to comply with any of these or certain other laws or regulations and the terms and conditions of any permits required pursuant to such laws and regulations, including costs to install new or updated pollution control equipment, modify our operations or perform other corrective actions at our respective facilities. In addition, fines and penalties may be imposed for noncompliance with environmental, health and safety and other laws and regulations or for the failure to have, or comply with the terms and conditions of, required environmental or other permits or consents.

We face competition from the existing standard of care and potential changes in medical practice and technology and the possibility that our competitors may develop products, treatments or procedures that are similar, more advanced, safer or more effective than ours.

The medical, biotechnology and pharmaceutical industries are intensely competitive and subject to significant technological and practice changes. We may face competition from many difference sources with respect to any products we may develop and commercialize. Possible competitors may be medical practitioners, pharmaceutical, biotechnology, medical device, and wound care companies, academic and medical institutions, governmental agencies and public and private research institutions, among others. Should any competitor's product candidates receive regulatory or marketing approval prior to ours, they may establish a strong market position and be difficult to displace, or will diminish the need for our products.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products, treatments or procedures that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any product that we may develop. Many of our current or future competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we may have. Mergers and acquisitions in the pharmaceutical, medical device, and biotechnology industries or wound care markets may result in even more resources being concentrated among a smaller number of our competitors. Other early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

We may compete for the time and efforts of our officers and directors.

Certain of our officers and directors are also officers, directors, and employees of other companies and we may have to compete with the other companies for their time, attention and efforts. Our officers provide us their services on a part-time basis and none of our directors anticipate devoting more than approximately five (5%) percent of their working time to our matters.

18

We maintain at-will consulting agreements with our officers that may be terminated by us or the respective officer at any time and for any reason.

We maintain at-will consulting agreements with our officers that may be terminated by us or the respective officer at any time and for any reason. If any of our officers terminate their consulting agreement it may have a material adverse effect on our business, financial condition or ability to operate.

Our growth and success depends on our ability to attract and retain additional highly qualified and skilled sales and marketing, research and development, operational, managerial and finance personnel.

Our growth and success depends on our ability to attract and retain additional highly qualified and skilled sales and marketing, research and development, operational, managerial and finance personnel. Competition for skilled personnel is intense and the unexpected loss of an employee with a particular skill could materially adversely affect our operations until a replacement can be found and trained. If we cannot attract and retain skilled scientific and operational personnel, as required, for our research and development and manufacturing operations on acceptable terms, we may not be able to develop and commercialize any products we may develop and commercialize. Further, any failure to effectively integrate new personnel could prevent us from successfully growing our company.

Risks Related To Ownership of Our Common Stock and This Offering

The trading price of our common stock historically has been volatile and may not reflect its actual value.

The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic our control. In recent years, broad stock market indices in general, and smaller capitalization companies in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock. In addition, the sale of our common stock into the public market upon the effectiveness of this registration statement could put downward pressure on the trading price of our common stock.

The sale by our stockholders of restricted shares, either pursuant to a resale prospectus or Rule 144, may adversely affect our ability to raise the funds we will require to effectuate our business plan.

As of the date of this Reoffer Prospectus we had 67,585,122 shares issued and outstanding, of which 43,941,800 are deemed "restricted securities" within the meaning of Rule 144. The possibility that substantial amounts of our common stock may be sold into the public market, either under Rule 144, or pursuant to a resale registration statement, may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities because of the perception that future resales could decrease our stock price and because of the availability of resale shares to those interested in investing in our common stock.

19

Our common stock is a penny stock and is not traded on a national securities exchange, therefore you may find it difficult to sell shares of our common stock you may acquire in this offering.

Our common stock is traded on the OTCQB. The OTCQB is viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of our common stock.

Additionally, our common stock is subject to regulations of the SEC applicable to "penny stock." Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and "accredited investors" (as defined in Rule 501(a) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

In addition, the penny stock regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

Although our common stock is currently quoted on the OTCQB, if we do not meet or comply with the recent rule changes to the OTCQB our shares may be delisted from the OTCQB and would likely be traded on the OTC Pink (aka the Pink Sheets).

Although our common stock is currently quoted on the OTCQB, effective as of May 1, 2014, the OTC Markets Group Inc. changed its rules for OTCQB eligibility. To be eligible for OTCQB, companies will be required to:

•	meet a minimum bid price test of $0.01. Securities that do not meet the minimum bid price test will be downgraded to OTC Pink;
•	submit an application to OTCQB and pay an application and annual fee; and
•

submit an OTCQB Annual Certification confirming the Company Profile displayed on www.otcmarkets.com is current and complete and providing additional information on officers, directors, and controlling shareholders.

In the event we do not submit an annual certification and pay the annual fee our common stock will likely be downgraded to the OTC Pink, which could adversely affect the market liquidity of our common stock.

20

Kalen Capital Corporation, a private corporation solely owned by Mr. Harmel Rayat, beneficially owns approximately 58% of our issued and outstanding stock. This ownership interest may permit Kalen Capital Corporation to influence significant corporate decisions.

As of the date of this prospectus, Kalen Capital Corporation, a private corporation solely owned by Harmel S. Rayat, a former officer and director of ours, beneficially owned approximately 42,564,800 shares (including shares issuable upon exercise of outstanding warrants), or approximately 58%, of our outstanding common stock. As a result, Mr. Rayat may be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat's interests may be different from yours. For example, he may support proposals and actions with which you may disagree or which are not in your interest. This concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and directors in office, or support or reject other management and board proposals that are subject to stockholder approval, such as the adoption of employee stock plans and significant unregistered financing transactions.

There are options to purchase shares of our common stock currently outstanding.

As of the date of this prospectus we have granted options to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 200,000 shares of our common stock. The exercise prices of these options range from $0.65 to $1.43 per share. If issued, the shares underlying these options would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

There are warrants to purchase shares of our common stock currently outstanding.

As of the date of this prospectus we have issued warrants to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 8,200,000 shares of common stock. The exercise prices of these warrants are $0.35 per share for the 1,200,000 Series A Warrant (240,000 shares have vested as of the date hereof), either $0.43 or $0.46 per share for the 3,500,000 shares issuable upon exercise of the Series B Warrant and either $0.43 or $0.49 for the 3,500,000 shares issuable upon exercise of the Series C Warrant. If issued, the shares underlying the Warrants would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

We may issue preferred stock which may have greater rights than our common stock.

Our Articles of Incorporation allow our Board of Directors (the "Board") to issue up to 10,000,000 shares of preferred stock. Currently, no shares of preferred stock are issued and outstanding. However, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from the holders of our common stock. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing it to be converted into shares of common stock, which could dilute the value of our common stock to then current stockholders and could adversely affect the market price, if any, of our common stock.

21

We have entered into a registration rights agreement with Kalen Capital Corporation requiring us to register all the shares owned by Kalen Capital Corporation as of November 29, 2013 (the "11/29 Financing"), including all shares issuable upon conversion of any warrants then owned by Kalen Capital Corporation. If we fail to timely file the registration statements we will be obligated to issue additional shares of our common stock to Kalen Capital Corporation.

As part of the 11/29 Financing, we entered into the Registration Rights agreement with Kalen Capital Corporation pursuant to which we agreed to file such number of registration statements as required to register for resale with the SEC all the shares owned by Kalen Capital Corporation as of November 29, 2013, including all shares issuable upon conversion of any warrants then owned by Kalen Capital Corporation. The first registration statement that we are obligated to file covers the shares and warrants issued to Kalen Capital Corporation as part of the 11/29 Financing. If we fail to timely file the registration statements we will be obligated to issue additional shares of our common stock to Kalen Capital Corporation. In the event the we fail to file a registration statement in the time period required, we will issue to Kalen Capital Corporation additional shares of our common stock equal to 5% of the shares of our common stock that were to be registered for every thirty day period for which we fail to file such registration statement, subject to proration for any portion of such thirty day period and up to a maximum number of shares of our common stock equal to 25% of the number of shares of our common stock that were to be registered. Additionally, in the event we fail to cause a registration statement to be declared effective within ninety days from the date of filing, we will issue to Kalen Capital Corporation additional shares of our common stock equal to 2.5% of the shares of our common stock that were to be registered for every thirty day period for which we fail to cause the SEC to declare such registration statement effective, subject to proration for any portion of such thirty day period and up to a maximum number of shares of our common stock equal to 10% of the number of shares of common stock included in such registration statement. We timely filed the initial registration statement that we were required to file on behalf of Kalen Capital Corporation.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on a registered national exchange, such exchange's rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our failure to adequately comply with any of these laws, regulations, standards or rules may result in substantial fines or other penalties and could have an adverse impact on our ongoing operations.

Because we do not intend to pay dividends for the foreseeable future you should not purchase our shares if you are seeking dividend income.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase the shares offered by us pursuant to this Reoffer Prospectus.

22

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Reoffer Prospectus contains forward-looking statements which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon our current assumptions, expectations and projections, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our technologies, our potential profitability, and cash flows, (b) our growth strategies, (c) expectations from our ongoing sponsored research and development activities, (d) anticipated trends in the industries in which our technology would be utilized, (e) our future financing plans, and (f) our anticipated needs for working capital.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Reoffer Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation.

We have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities or financing from other sources until, if ever, we generate positive cash flow from operations.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell the common stock issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

This Reoffer Prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds from the sale of the shares of common stock registered pursuant to this Reoffer Prospectus. To the extent that we receive any funds from the exercise of options issued to the Selling Stockholders, such funds will be used to fund the development of our SkinGun™ and for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The Selling Stockholders named in this Reoffer Prospectus are offering up to 125,000 shares of our common stock through this Reoffer Prospectus issuable upon exercise of options granted to the Selling Stockholders pursuant to the 2013 Plan.

23

If, subsequent to the date of this Reoffer Prospectus, we grant any further awards to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this Reoffer Prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as Selling Stockholders.

The following table provides, as of July 7, 2015, information regarding the beneficial ownership of our common stock held by each of the Selling Stockholders, including:

1.	the number of common stock owned by each Selling Stockholder prior to this offering;
2.	the total number of common stock that are to be offered by each Selling Stockholder;
3.	the total number of common stock that will be owned by each Selling Stockholder upon completion of the offering; and
4.	the percentage owned by each Selling Stockholder

Information with respect to beneficial ownership is based upon information obtained from the Selling Stockholders. Information with respect to "Shares Beneficially Owned Prior to the Offering" includes the shares issued pursuant to our 2013 Plan. Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the common stock offered by this Reoffer Prospectus and no other purchases or sales of our common stock by the Selling Stockholders. Except as described below and to our knowledge, the named Selling Stockholders beneficially own and has sole voting and investment power over all common stock or rights to these common stock.

Because the Selling Stockholders may offer all or part of the common stock currently owned, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering. The common stock currently owned and offered by this Reoffer Prospectus may be offered from time to time by the Selling Stockholders named below.

	Shares Beneficially Owned Prior to this Offering (1)			Number of Shares Being	Shares Beneficially Owned Upon Completion of this Offering
Name	Number		Percent (2)	Offered	Number	Percent
Thomas Bold	30,000	(3)	*	20,000	10,000	*
Rhonda Rosen	20,000	(4)	*	10,000	10,000	*
Patsy Trisler	10,000	(5)	*	10,000	0	0
Kenneth Kirkland	40,000	(6)	*	40,000	0	0
Joseph Sierchio	590,000	(7)	*	40,000	550,000	*
Andrew Danielson	5,000	(8)	*	5,000	0	0

____________

* less than 1%

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power and also any shares, which the Selling Stockholder has the right to acquire within 60 days. "Shares Beneficially Owned After the Offering" assumes the sale of all of the common stock offered by this Reoffer Prospectus and no other purchases or sales of our common stock by the Selling stockholders.

24

(2) Applicable percentage ownership is based on 67,585,122 shares of common stock outstanding as of July 8, 2015, together with securities exercisable or convertible into shares of common stock within 60 days of June 30, 2015, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of July 8, 2015, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes 5,000 shares of common stock and a Series D Stock Purchase Warrant (the "Series D Warrant") allowing Mr. Bold to purchase up to an additional 5,000 shares of common stock, which Mr. Bold purchased from the Company as part of a private placement completed in June 2015 and 20,000 shares of common stock reserved for issuance upon the exercise of stock options granted under the 2013 Plan to Mr. Bold, the Company's President and Chief Executive Officer on December 1, 2013, which vested as of the date hereof.

(4) Includes 5,000 shares of common stock and a Series D Warrant allowing Ms. Rosen to purchase up to an additional 5,000 shares of common stock, which Ms. Rosen purchased from the Company as part of a private placement completed in June 2015 and 5,000 shares of common stock reserved for issuance upon the exercise of a stock option granted under the 2013 Plan to Ms. Rosen, the Company's Chief Financial Officer on August 14, 2014, which vested as of the date hereof and 5,000 shares of common stock reserved for issuance upon the exercise of a stock option which vests on August 14, 2015.

(5) Represents shares of common stock reserved for issuance upon the exercise of a stock option granted under the 2013 Plan to Ms. Trisler, the Company's Vice President – Clinical & Regulatory Affairs on April 1, 2014, which vested as of the date hereof.

(6) Represents shares of common stock reserved for issuance upon the exercise of stock options granted under the 2013 Plan to Dr. Kirkland, a member of the Company's Board of Directors, on August 1, 2013 and August 14, 2014, which have vested as of the date hereof and 10,000 shares of common stock reserved for issuance upon the exercise of a stock option which vests on August 14, 2015.

(7) Includes 550,000 shares of common stock owned by Mr. Joseph Sierchio and 30,000 shares of common stock reserved for issuance upon the exercise of stock options granted under the 2013 Plan to Mr. Sierchio, a member of the Company's Board of Directors, on August 1, 2013 and August 14, 2014, which have vested as of the date hereof and 10,000 shares of common stock reserved for issuance upon the exercise of a stock option which vests on August 14, 2015.

(8) Represents shares of common stock reserved for issuance upon the exercise of a stock option granted under the 2013 Plan to Mr. Danielson, the Company's Director of Business Development, on April 20, 2014, which have vested as of the date hereof.

PLAN OF DISTRIBUTION

Timing of Sales

Under the 2013 Plan, we are authorized to issue up to 20,000,000 shares of our common stock.

Subject to the foregoing, the Selling Stockholders may offer and sell the shares covered by this Reoffer Prospectus at various times. The Selling Stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

25

No Known Agreements to Resell the Shares

To our knowledge, no Selling Stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common stock covered by this Reoffer Prospectus.

Offering Price

The sales price offered by the Selling Stockholders to the public may be:

1.	the market price prevailing at the time of sale;
2.	a price related to such prevailing market price; or
3.	such other price as the selling stockholders determine from time to time.

Manner of Sale

To the extent permissible, the common stock may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this Reoffer Prospectus;
3.	ordinary brokerage transactions in which the broker solicits purchasers;
4.	through options, swaps or derivatives;
5.	in transactions to cover short sales;
6.	privately negotiated transactions; or
7.	in a combination of any of the above methods.

The Selling Stockholders may sell their common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common stock. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of common stock, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of common stock at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire common stock as principal may thereafter resell the common stock from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common stock, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

26

If the Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this Reoffer Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Reoffer Prospectus.

Accordingly, during such times as a Selling Stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;
2.	may not cover short sales by purchasing shares while the distribution is taking place; and
3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this Reoffer Prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless the stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to include, but not limited to, legal, accounting, printing and mailing fees. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock offered by this Reoffer Prospectus will be passed upon by Sierchio & Company, LLP, New York, New York. Mr. Joseph Sierchio, a managing partner of Sierchio & Company, LLP is a member of the Company's Board of Directors and a named Selling Stockholder. Mr. Sierchio is the beneficial owner of 590,000 shares of our common stock, including 40,000 shares of our common stock registered pursuant to this Reoffer Prospectus.

27

EXPERTS

The financial statements as of and for the fiscal year ended December 31, 2014, incorporated by reference in this Reoffer Prospectus, have been audited by Peterson Sullivan, LLP, our independent registered public accounting firm, as stated in their reports and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" into this Reoffer Prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this Reoffer Prospectus. Information that we file at a future date with the SEC will update and supersede this information. For further information about the Company and our common stock, please read the documents incorporated by reference below.

The following documents filed by us with the SEC are incorporated by reference in this registration statement:

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 12, 2015;
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 20, 2015;
•	Our Form 8-K filed with the SEC on August 20, 2014;
•	Our Form 8-K filed with the SEC on April 7, 2014;
•	Our Form 8-K filed with the SEC on December 5, 2013.
•	Our Form 8-K filed with the SEC on August 7, 2013.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This Reoffer Prospectus is part of a registration statement on Form S-8 that we filed with the SEC. Certain information in the registration statement has been omitted from this Reoffer Prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's website at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this Reoffer Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Reoffer Prospectus does not constitute an offer to buy any security other than the securities offered by this Reoffer Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this Reoffer Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

28

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" into this Reoffer Prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this Reoffer Prospectus. Information that we file at a future date with the SEC will update and supersede this information. For further information about the Company and our common stock, please read the documents incorporated by reference below.

The following documents filed by us with the SEC are incorporated by reference in this registration statement:

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 12, 2015;
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 20, 2015;
•	Our Form 8-K filed with the SEC on August 20, 2014;
•	Our Form 8-K filed with the SEC on April 7, 2014;
•	Our Form 8-K filed with the SEC on December 5, 2013.
•	Our Form 8-K filed with the SEC on August 7, 2013.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents subsequently filed by the registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the termination of this offering of common stock shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of those documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the address or telephone number listed in Part I.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the common stock offered by this Reoffer Prospectus have been passed upon by Sierchio & Company, LLP, 430 Park Avenue, Suite 702, New York, New York 10022. Mr. Joseph Sierchio, a managing partner of Sierchio & Company, LLP is a member of the Company's Board of Directors and a named Selling Stockholder. Mr. Sierchio is the beneficial owner of 590,000 shares of our common stock, including 40,000 shares of our common stock registered pursuant to this Reoffer Prospectus.

29

Item 6. Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Our Bylaws also contain broad indemnification provisions. We have entered into indemnification agreements with each of our directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

Item 7. Exemption from Registration Claimed.

The issuance of the options pursuant to the 2013 Plan was exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof, since the issuances were made to a small number of officers, directors and consultants of the registrant as incentive compensation and were not public offerings.

30

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

3.1

Articles of Incorporation, as amended, of the Company, incorporated by reference and included in the Company's Registration Statement on Form 10-SB 12g filed on May 11, 1999, SEC file number 000-30156-99616992

3.2	Articles of Incorporation, as amended, of the Company incorporated by reference and included in the Company's Form 8-K filed on January 10, 2011, SEC file number 000- 30156-11520181

3.3	Articles of Incorporation, as amended, of the Company incorporated by reference and included in the Company's Form 8-K filed on January 10, 2014, SEC file number 000- 30156-14521612

3.4	By-laws of the Company incorporated by reference and included in the Company's Registration Statement on Form 10-SB 12g filed on May 11, 1999, SEC file number 000- 30156-99616992

4.1	2013 Long-Term Incentive Plan, incorporated by reference and included in the Company's Form 10-Q filed on November 14, 2013, SEC file number 000- 30156- 13129717

5.1	Opinion of Sierchio & Company LLP regarding the legality of the securities being registered*

23.1	Consent of Sierchio & Company, LLP (included in Exhibit 5.1 hereto)*

23.2	Consent of Peterson Sullivan LLP*

24.1	Power of Attorney*

_________

* Filed herewith.

31

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is subject to Rule 430C, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

32

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 24 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

33

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on July 8, 2015.

RenovaCare, Inc.

By:	/s/ Thomas Bold
Name:	Thomas Bold
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Rhonda Rosen
Name:	Rhonda Rosen
Title:	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities as of the date indicated above.

By:	/s/ Thomas Bold
Name:	Thomas Bold
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Rhonda Rosen
Name:	Rhonda Rosen
Title:	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)

By:	/s/ Patsy Trisler
Name:	Patsy Trisler
Title:	Vice President – Clinical & Regulatory Affairs

By:	/s/ Kenneth Kirkland
Name:	Kenneth Kirkland
Title:	Director

By:	/s/ Joseph Sierchio
Name:	Joseph Sierchio
Title:	Director

34